Exhibit 10.10

Intend Agreement

Party A: Zherong Economic Development Zone Management Committee (hereinafter referred to as “Party A”)

Address: No.1 Xingye Road, Circular Economy Industrial Park, Zherong County, Fujian Province

Legal representative: Zheng Kunrong, Director

Party B: Fujian Min Dong Hong Tea Technology Co., Ltd.

Address: No. 48 Xianyu Road, Zherong County, Fujian Province (hereinafter referred to as “Party B”)

Legal representative: Liu Dezhi, Chairman

With the need to expand production scale, Party B intends to purchase industrial land in Zherong Economic Development Zone. The two parties have reached the following intent terms:

I. Project Site

The project site is located in Zherong Tea Industry Zone, Ningde City, Fujian Province. The land is in the shape of a trapezoid, with an area of 26,666.66 square meters, or approximately 40 acres. The land is located east of an 18-meter road, west and north of other planned land, and south of a 12-meter road. The specific land area is shown in the overall plan. The further information on the land will be determined according to the “Listing and Transfer Document” formulated by the relevant government departments and the “State-owned Construction Land Use Right Transfer Contract” signed by Party A according to the national legal procedures after acquiring the land.

1.	Listing and Auction Procedures

1.1 The listing and auction procedures for the relevant land are tentatively scheduled to be carried out in August 2021.

2.	Exclusive Purchase Right

2.1 From the date of signing this intent agreement until the relevant listing and auction of the project site (as stipulated in Article 2, August 2021), Party A will not engage in any form of negotiation or substantive results with any other third party regarding the intended target land (including but not limited to discussions, signing of intent agreements, memorandums, commitment letters, agreements with or without legal binding force, documents, etc.). However, this does not apply if Party B clearly indicates that they no longer need the intended land or they act to show that they no longer need the intended land.

2.2 Starting from September 1, 2021, Party A and relevant government departments will no longer be bound by the provisions of Article 3.1, and have the right to dispose of the land in accordance with the law (including but not limited to determining other intended persons, determining the winning bidder through the listing and auction program, etc.).

3.	Consideration

3.1 Party B’s consideration for the project site to be purchased is expected to be no more than RMB 16 million. The final transaction price will be determined based on due diligence results, and the details of the final consideration amount, payment time, installment payments, and prerequisites will be clarified after the formal agreement is signed.

4.	Confidentiality Responsibility

4.1 Both parties agree and undertake that they and their employees, hired intermediaries shall be responsible for keeping confidential all business information, technical information, financial information, and other related documents, materials, information, data, etc. related to the negotiation, signing, and performance of this Letter of Intent, and shall not disclose such confidential information to any third party in any form or manner or use such information without the consent of the other party.

4.2 If for any reason not attributable to either party, the above-mentioned confidential information has been disclosed by a third party and entered into the public domain, or if relevant information has been publicly disclosed in accordance with the requirements of laws, regulations, or regulatory authorities, then neither party shall be responsible for maintaining the confidentiality of such information.

4.3 Both parties agree that the disclosure made by the shareholder of Party B in accordance with the applicable laws and/or the requirements of the Stock Exchange does not constitute a breach of the “Confidentiality Responsibility” under this Letter of Intent.

4.4 Both parties agree that any breach of the confidentiality obligation as stipulated in this Letter of Intent by either party shall constitute a breach of contract, and the non-breaching party shall have the right to demand that the breaching party assume the liability for breach of contract, and the non-breaching party shall have the right to initiate legal proceedings to request the cessation of such infringement or to take other remedies to prevent further infringement.

5.	Legal Binding

5.1 Both parties understand that this Letter of Intent does not constitute the final transaction document for the completion of the proposed acquisition, except for the exclusive acquisition right (i.e., Article 3 of this Letter of Intent), confidentiality responsibility (i.e., Article 5 of this Letter of Intent), applicable laws and jurisdiction (i.e., Article 8 of this Letter of Intent), and the provisions of this article. The discussions and agreements related to this Letter of Intent will not have any legal binding force on any person other than the parties, and the rights and obligations of both parties shall be subject to the content determined in the formal agreement finally signed.

6.	Termination of Letter of Intent

6.1 Unless the parties agree otherwise in writing, this Letter of Intent shall terminate under the following circumstances:

(A) The expiration of the validity period of this Letter of Intent;

(B) The date on which the parties sign the formal agreement (or contract);

(C) Force majeure;

(D) Government policies or laws;

(E) Party B expressly states that it no longer needs the intended land or demonstrates by its actual behavior that it no longer needs the intended land;

(F) If Party A or Party B becomes aware that there is another intended purchaser for the land;

(G) The owner or user of the intended land does not agree to the government or relevant departments’ acquisition;

(H) The expropriation procedure cannot be initiated or the expropriation is incomplete.

7.	Based on relevant legal provisions, the land ultimately needs to be made open to the public through the bidding process.

8.	Applicable Laws and Jurisdiction

8.1 Applicable Laws: This Letter of Intent is governed by the laws of the People’s Republic of China; if it conflicts with the current laws and regulations or future laws and regulations, this agreement will naturally terminate.

8.2 Jurisdiction: This Letter of Intent is in duplicate, and each party holds one copy. Any disputes arising from this Letter of Intent shall be resolved through consultation between the parties. If consultation fails, the dispute shall be submitted to the court with jurisdiction over Party A.

Party A (Seal):Zherong Economic Development	Party B (Seal):/Seal/Fujian Min Dong Hong Tea
Zone Management Committee (Official Seal)	Technology Co., Ltd. (Official Seal)

Legal Representative or Authorized	Legal Representative or Authorized
Representative (Signature): /s/ Zheng Kunrong	Representative (Signature): /s/ Liu Dezhi

March 10, 2021

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